Exhibit 4.61

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into by and between the following two parties as of May 2, 2022 in Shanghai, the People's Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for purposes of this Agreement).

SHANGHAI JINPAI E-COMMERCE CO., LTD. (the “LENDER”), a wholly foreign-owned enterprise organized and existing under the laws of the PRC, with its legal address at Room 302-L, 3/F, 11, 1888 Lane, Caoyang Road, Putuo District, Shanghai; and

ZHANG LAN (the “BORROWER”), a Chinese Citizen with PRC ID. No 110105197412308728.

(Lender and Borrower, individually, a “Party” and collectively, the “Parties”)

WHEREAS:

A.
Shanghai Jinyou Auto Technology Co., LTD is a limited liability company incorporated under the Laws of the PRC (the “Borrower’s Company”), with a registered capital of RMB one million. The Borrower is a shareholder of the Borrower’s Company, has contributed RMB50,000 to the Borrower’s Company, and holds 5% of equity interest of the Borrower’s Company. The equity interest of Borrower’s Company now held and hereafter acquired by the Borrower shall be collectively referred to as the “Equity Interest”; and

B.
Lender confirms that it agrees to provide Borrower with a loan in the amount equivalent to RMB50,000 the thereof, for the purposes set forth in this Agreement.

THEREFORE, the Parties, through friendly negotiation based on equal and mutual benefit, agree as follows:

Loan Terms

1.1
Subject to the terms and conditions set forth in this Agreement, the Borrower and Lender hereby acknowledge that the Lender shall provide the Borrower with a loan in the amount equivalent to RMB50,000 (the “Loan”). The term of the Loan shall be calculated from the effective date of this Agreement until the Lender exercises its exclusive option pursuant to the Exclusive Equity Option Agreement (defined below). The Loan shall become due and the Borrower shall immediately repay the Loan in case any one of the following occurs:

1.1.1
the expiration of 30 days after the Lender has issued a written notice to the Borrower for repayment of the Loan;

1.1.2
death, lack or limitation of civil capacity of the Borrower;

1.1.3
the Borrower ceases to be a shareholder of the Borrower’s Company or its Affiliates or holds no office as the Lender, the Borrower’s Company or its Affiliates for any reason;

1.1.4
the Borrower commits crime or is involved in crime;

1.1.5
according to the applicable laws of the PRC, foreign investors are able to invest in the current principal business of the Borrower’s Company in China with a controlling stake or in the form of wholly foreign-owned enterprises, the relevant competent authorities of the PRC start to approve aforesaid investment, and the Lender has exercised its exclusive option pursuant to the Exclusive Equity Option Agreement entered among the Lender, the Borrower and other relevant parties as of March 1, 2022; or the Borrower violates or breaches any of its representations, warranties, covenants or obligations under the Exclusive Equity Option Agreement;

1.1.6
the Borrower’s Company has not obtained or maintained any governmental approval or permit necessary for the operation of its principal business.

1.2
The Borrower shall not transfer his rights and obligations hereunder to any third party (legal or natural person) without the prior written consent of the Lender.

1.3
The Borrower agrees to accept the Loan provided by the Lender, and hereby agrees and warrants that it shall use the loan only for the contributions to the Borrower’s Company. Without the prior written consent of the Lender, the Borrower shall not use the Loan for any purpose other than as set forth herein.

1.4
The Lender and the Borrower hereby agree and acknowledge that the Borrower shall only repay the Loan in the following manner (or such other manners approved by the Lender): upon the Lender's exercise of its exclusive option pursuant to the Exclusive Equity Option Agreement, the Borrower shall transfer all of the Borrower’s Equity Interest held by it to the Lender or any Persons (legal or natural) designated by the Lender and the proceeds from such transfer (to the extent permitted by law) shall be used by the Borrower to repay the Loan (principal and any interest) to the Lender or any Persons (legal or natural) designated by the Lender in accordance with this Agreement and the Exclusive Equity Option Agreement and in the manner designated by the Lender.

1.5
The Lender and the Borrower hereby agree and acknowledge that to the extent permitted by the applicable laws, the Lender shall have the right but not the obligation to acquire or to designate any Persons (legal or natural) to acquire part or all of the Equity Interest of Borrower’s Company from the Borrower at any time, at an agreed price pursuant to Exclusive Equity Option Agreement.

1.6
When the Borrower transfers the Equity Interest to the Lender or its designated Person, in the event that the transfer price of such Equity Interest is equal to or lower than the principal of the Loan under this Agreement, the Loan under this Agreement shall be deemed an interest-free loan. In the event that the transfer price of such Equity Interest exceeds the principal of the Loan under this Agreement, the excess over the principal shall be deemed the interest of the Loan under this Agreement payable by the Borrower to the Lender. The Borrower shall be deemed to have fully performed its repayment obligations under this Agreement when the Lender or its designated Person acquire all of the equity interest (evidenced by the completion of the Registration with SAMR) and/or the Borrower repaid the entire principal and any interest of the Loan (if applicable) to the Lender in accordance with this Agreement and the Exclusive Equity Option Agreement.

Representations and Warranties

2.1
The Lender hereby makes the following representations and warranties to the Borrower on the date of this Agreement:

2.1.1
The Lender is a company duly organized and validly existing under the laws of the PRC;

2.1.2
The execution and performance of this Agreement by the Lender is in compliance with the power of the Lender. The execution and performance by the Lender of this Agreement is consistent with the scope of business, the provisions of the articles of association and other organizational documents of Lender, and the Lender has obtained all authorizations and approvals necessary for executing and performing this Agreement; and

2.1.3
This Agreement shall constitute the legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with its terms upon its execution.

2.2
The Borrower hereby makes the following representations and warranties to the Borrower on the date of this Agreement:

2.2.1
The Borrower is a natural person with full civil capacity;

2.2.2
The Borrower shall has right to execute and perform this Agreement. The execution and performance by the Borrower of this Agreement is consistent with the scope of business, the provisions of the articles of association and other organizational documents of Borrower, and the Borrower has obtained all authorizations and approvals necessary for executing and performing this Agreement;

2.2.3
This Agreement shall constitute the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms upon its execution; and

2.2.4
There is no dispute, litigation, arbitration, administrative proceedings or any other legal proceedings relating to the Borrower, nor is there any potential dispute, litigation, arbitration, administrative proceedings or any other legal proceedings relating to the Borrower’s Equity Interest.

Covenants and Undertakings of Borrower

3.1
The Borrower, as a shareholder of Borrower’s Company, hereby irrevocably covenants that, during the term of this Agreement, shall cause Borrower’s Company comply with the following terms:

3.1.1
It shall strictly abide by the provisions of the Exclusive Equity Option Agreement with respect to the Borrower’s Company, and refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Equity Option Agreement;

3.1.2
Upon request of the Lender (or a party designated by the Lender), to execute the contracts/agreements on business cooperation with the Lender (or a party designated by the Lender), and to strictly abide by such contracts/agreements;

3.1.3
At the Lender's request, the Borrower shall provide the Lender with all information on the operations and financial condition;

3.1.4
Promptly notify the Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to its assets, business and income; and

3.1.5
At the request of the Lender, appoint any Persons designated by the Lender as directors of the Borrower’s Company.

3.2
The Borrower undertakes that during the term of this Agreement, it shall:

3.2.1
Endeavor to keep the Borrower’s Company engaged in its principle businesses and to keep the specific business scope of its business license;

3.2.2
Strictly abide by and perform its obligations hereunder the provisions of this Agreement, the Equity Interest Pledge Agreement attached hereto as Exhibit A (the “Equity Interest Pledge Agreement”) and the Exclusive Equity Option Agreement, and shall not carry out any action/omission that may affect the effectiveness and enforceability of this Agreement, the Equity Interest Pledge Agreement and the Exclusive Equity Option Agreement;

3.2.3
Not sell, transfer, mortgage or dispose of the legal or beneficial security interest, or allow the encumbrance thereon of any security interest, except in accordance with the Equity Interest Pledge Agreement;

3.2.4
Cause any shareholders' meeting and/or the board of directors of the Borrower’s Company not to approve the sale, transfer, mortgage or disposal of the legal or beneficial security interest, or allow the encumbrance thereon of any security interest, except to the Lender or the its designated Persons (legal or natural);

3.2.5
Cause any shareholders' meeting and/or the board of directors of the Borrower’s Company not to approve the merger or consolidation of the Borrower’s Company with any Persons, or its acquisition of or investment in any Person, without the prior written consent of the Lender;

3.2.6
Immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interest;

3.2.7
To the extent necessary to maintain his/her ownership of the Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

3.2.8
Without the prior written consent of the Lender, shall not carry out any action/omission that may have a material impact on the assets, business and liabilities of the Borrower’s Company;

3.2.9
At the request of the Lender, appoint any designee of the Lender as director of the Borrower’s Company;

3.2.10
To the extent permitted by the laws of PRC, at the request of the Lender at any time, promptly and unconditionally transfer all of the equity held by Borrower to the Lender or its designated Persons (legal or natural) at any time, and cause the other shareholders of the Borrower’s Company to waive their right of first refusal with respect to the equity transfer described in this section;

3.2.11
To the extent permitted by the laws of PRC, at the request of the Lender at any time, cause the other shareholders of the Borrower’s Company to promptly and unconditionally transfer all of the equity held by such shareholders in the Borrower’s Company to the Lender or its designated Persons (legal or natural) at any time, and the Borrower hereby waives its right of first refusal with respect to the equity transfer described in this section;

3.2.12
In the event that the Lender purchases the equity from the Borrower in accordance with the provisions of the Exclusive Equity Option Agreement, use such purchase price obtained thereby to repay the Loan (including principal and any interest accrued thereon) to the Lender; and

3.2.13
Without the prior written consent of the Lender, not cause the Borrower’s Company to supplement, change, or amend its articles of association in any manner, increase or decrease its registered capital, or alter its shareholding structure in any manner.

Liability for Breach of Agreement

4.1
If the Borrower conducts any material breach of any term of this Agreement, the Lender shall have the right to immediately terminate this Agreement after notifying the Borrower in writing, and the Borrower shall compensate the Lender for all losses and damages suffered by the Lender arising from the Borrower's breach of Agreement or the early termination of this Agreement. The remedy under this Section 4.1 is non-exclusive and shall not preclude any other remedies available to the Lender under this Agreement or applicable law.

4.2
The Borrower shall not terminate or rescind this Agreement in any event unless otherwise required by the applicable laws.

4.3
If the Borrower fails to make any payment in accordance with the time set forth in this Agreement, overdue interest at the rate of 0.01% per day shall accrue on such payment until the full payment (including the overdue interest) is made by the Borrower.

Notices

5.1
Unless the addresses given below are changed by written notice, notices concerning this Agreement shall be given by personal delivery, registered mail or facsimile to the addresses set forth below. The notice shall be deemed received on the date as follows:

5.1.1
If sent by registered mail, the notice shall be deemed received on the date shown on the acknowledgement of receipt of the registered mail;

5.1.2
If sent by personal delivery, the notice shall be deemed received on the date of personal delivery; or

5.1.3
If sent by facsimile, the notice shall be deemed received on the date shown on the transmission confirmation slip, provided that the original copy shall be immediately thereafter delivered to the addresses set forth below by personal delivery or registered mail.

5.2
For the purposes of notice, the parties' addresses are as follows:

Lender: SHANGHAI JINPAI E-COMMERCE CO., LTD.

Address: Room 302-L, 3/F, No.11, 1888 Lane, Caoyang Road, Putuo District, Shanghai

Postal Code: 200062

Attention: Wang Weiwei

Borrower: Zhang Lan

Address: Room 8, Entrance 2, Building 29, 9 Huangsi Avenue, Chaoyang District, Beijing

Postal Code: 100011

Attention: Zhang Lan

Borrower’s Company: Shanghai Jinyou Auto Technology Co., LTD

Address: Room 1402-U, 14/F, No.11, 1888 Lane, Caoyang Road, Putuo District, Shanghai

Postal Code: 200062

Attention: Wang Weiwei

5.3
Any Party may change its address for notices by written notice delivered to the other Party in the manner provided for in this Article.

Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is already in the public domain (other than through the receiving Party's unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

Governing Law and Dispute Settlement

7.1
The effectiveness, interpretation, performance of this Agreement and the dispute resolution shall be governed by the laws of the People's Republic of China.

7.2
Any disputes arising from the performance of this agreement or in connection with this agreement shall be resolved through both parties' consultation. If the dispute cannot be settled within 30 days, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Shanghai by three (3) arbitrators appointed according to the rules of the commission. The arbitral award is final and binding upon any of the Parties.

7.3
During the period when a dispute is being resolved, except for the part in dispute and under arbitration, the Parties shall continue to perform their obligations under this Agreement, except for the matters in dispute.

Miscellaneous

8.1
This Agreement shall become effective upon execution and affixation of company seal by the Parties, and shall remain valid until the date of completion of performance by the Parties of their respective obligations under this Agreement.

8.2
This Agreement is made in two (2) counterparts in Chinese with the same legal effect. Each Party shall hold one counterpart.

8.3
Any amendment and supplementation to this Agreement shall require a written agreement separately executed by the Parties. Such written amendment agreement and/or supplementary agreement executed by and between the Lender and the Borrower are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

8.4
If any term or other provision of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

8.5
The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

8.6
Any obligations that incurred or expired as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof. The provisions of Sections 4, 6, 7 and this Section 8.6 shall survive the termination of this Agreement.

(No text below; signature page to follow)

IN WITNESS WHEREOF the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Lender: Shanghai Jinpai E-Commerce Co., Ltd.(Seal)

Authorized Representative: Wang Weiwei

Signature:/Wang Weiwei/

Borrower: Zhang Lan

Signature:/Zhang Lan/

Exhibit A Equity Interest Pledge Agreement